Exhibit 107

Calculation of Filing Fee Tables

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$380,400,000.00	*	0.00011020	$41,920.08	**
Fees Previously Paid	$—			$—
Total Transaction Valuation	$380,400,000.00
Total Fees Due for Filing				$41,920.08
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$41,920.08

*	The transaction valuation is estimated solely for the purpose of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $60.00 per share, the maximum offering price and (ii) 6,340,000, the maximum number of shares of common stock of The Howard Hughes Corporation to be purchased in the Offer.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Exchange Act, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued on August 26, 2022, by multiplying the transaction valuation by 0.00011020.